Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is made and entered into as of May 30, 2007 (the “Effective Date”), by and between [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission], with offices at [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] (“Seller”), and Security With Advanced Technology, Inc., a Colorado corporation, with offices at 10855 Dover Street, Suite 1000, Westminster, Colorado 80021-3936 (“Buyer”).

Recitals

Whereas, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, certain [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission], such sales and purchases to be implemented on the terms and conditions set forth in this Agreement.

Now, Therefore, Seller and Buyer agree as follows:

1.	TERM; TERMINATION

a)	This Agreement shall commence on the Effective Date and shall remain in force and effect (the “Term”) until the earlier of (i) the fourth anniversary of the Effective Date, (ii) [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission], and (iii) the earlier termination of this Agreement pursuant to Section 1.b).

b)	Either party may terminate this Agreement upon giving the other party notice of an event of default (“Event of Default”), which will exist with respect to a party if:

(i)	a decree or order is made by a court having jurisdiction over such party adjudging it to be a bankrupt under applicable law;

(ii)	a decree or order is made by a court having jurisdiction over such party appointing a receiver, or receiver-manager, who is not bound by the terms of this Agreement, or a liquidator or trustee or assignee in bankruptcy of such party or of its property, or directing the winding-up or liquidation of its affairs;

(iii)	any other decree or order has been made by a court of competent jurisdiction by which such party is deprived of the right to manage its undertakings and has remained in force undischarged and unstayed for 45 business days;

(iv)	if such party:

A.	institutes proceedings to be adjudicated a voluntary bankrupt;
B.	consents to the filing of a bankruptcy proceeding against it;
C.	consents to the appointment of a receiver, liquidator or trustee or assignee in bankruptcy or insolvency of itself or its property; or
D.	makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due.

(v)	such party has committed a material default in the performance of its obligations under this Agreement, written notice has been given to such party specifying such default and declaring the intention of the other party to exercise its right to terminate this Agreement if the default is not duly remedied, and

A.	more than 15 business days have elapsed since the expiration of such period following the giving of such notice and such default remains unremedied, or
B.	in case of a default that is not capable of being remedied, by the exercise of reasonable diligence within the period described in Section 1.(b.)(v)A., the earlier of

I)	the day on which the party fails or refuses to act diligently to remedy the default, and
II)	the day on which it becomes evident to the other party, acting reasonably, that such default could not be remedied in a reasonably timely manner regardless of the actions to be taken by such party.

c)	In the event this Agreement is terminated by Buyer due to an Event of Default caused by Seller, the remaining Escrow Amount (as defined herein), if any, shall be returned to Buyer in accordance with the terms of the Escrow Agreement (as defined herein). In the event this Agreement is terminated by Seller due to an Event of Default caused by Buyer, the remaining Escrow Amount (as defined herein), if any, shall be paid to Seller as liquidated damages in accordance with the terms of the Escrow Agreement (as defined herein).

2.	PRODUCTS

The product covered by this Agreement shall be [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] (“Product”). Parties agree that Buyer [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission].

Buyer shall maintain at least a [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] supply of [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] at Seller’s plant. Seller shall notify Buyer at least monthly as to the quantity of [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] in inventory at Seller’s plant.

3.	PRODUCT QUANTITY FORECASTING; PRICING; EXCLUSIVE ARRANGEMENT

a)	During the Term, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, Product upon the terms set forth in this Agreement.

b)	During the Term, Buyer will provide Seller with purchase orders for Product [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] in advance, with the initial [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] purchase orders and pricing of Product set forth on Exhibit A attached hereto. The purchase orders shall be issued every 60 days, beginning 10 days from the Effective Date. All purchase orders of Buyer shall be deemed to incorporate the terms of this Agreement. The purchase orders issued by Buyer shall not modify or alter the terms of this Agreement [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] without the written consent of Seller. Purchase orders also shall not be cancelled, revoked, delayed or reduced by Buyer unless consented to in writing by Seller; provided, however, that all unfilled purchase orders shall be cancelled on the date of termination of this Agreement pursuant to Section 1(a). Purchase orders shall not exceed [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission], without Seller’s written consent. [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]

c)	[Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]. If Seller fails to fulfill any purchase order within ninety (90) days of its requested delivery date, Seller shall be deemed to have materially breached this Agreement (and such default shall not be entitled to any cure period by Seller under Section 1(b)).

4.	DELIVERY; TITLE

[Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]. Notice pursuant to this paragraph may be served by Seller via email or fax as provided to in Exhibit C (or at such other email address as is provided by Buyer to Seller from time to time) and not otherwise subject to the terms of paragraph 15.

5.	TAXES

Taxes, duties or other charges of any nature imposed by any governmental authority that become payable by reason of a sale or delivery of Product under this Agreement will be paid by Buyer.

6.	QUALITY; WARRANTY

a)	Seller warrants that Product purchased hereunder [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission] shall conform to the specifications set forth on Exhibit B.

b)	In the event that 2% or more of any Product shipment received by Buyer at any time fails to conform to the specifications set forth on Exhibit B, Buyer shall promptly notify Seller and Seller shall replace or credit Buyer for any and all defective Product. If Seller fails to cure material defects within 60 days of such notice, Seller shall be deemed to have materially breached this Agreement (and such default shall not be entitled to any cure period by Seller under Section 1.(b.)).

c)	Notwithstanding any provision of this Agreement to the contrary, the Seller warranty contained in Section 6(a) is the only warranty extended by Seller in connection with the Products and such warranty shall be extended to Buyer only and not to any successive buyers, users, third parties or employees and is in lieu of all other warranties, express or implied, including warranties of merchantability and fitness for a particular purpose.

7.	PAYMENT TERMS; ESCROW

a)	Within three days of the Effective Date, Buyer shall deposit $1,000,000 in cash or in the form of an irrevocable letter of credit (the “Escrow Amount”) into an escrow account maintained by [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission], as escrow agent (“Escrow Agent”), pursuant to an Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”).

b)	Payments for Product purchased by Buyer shall be made as follows:

(i)	50% of the purchase price shall be paid to Buyer from the Escrow Amount upon shipment of such Product and the remaining 50% of the purchase price shall be paid on a net 30-day basis from the date of shipment.

(ii)	Upon the exhaustion of the Escrow Amount, Buyer shall then pay 100% of the purchase price on a net 30-day basis from the date of shipment, subject to Buyer maintaining a satisfactory credit profile. Credit terms may be withdrawn or revised, if in Seller’s reasonable discretion, Buyer is or becomes a credit risk.

c)	[Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]. In the event this Agreement is terminated upon the expiration of the Term, the remaining Escrow Amount, if any, shall be paid to Seller.

d)	In the event that amounts due to Seller are not paid when due, then the unpaid balance shall accrue interest at the rate of 1% per month until paid. Invoices of Seller for Products shall bear interest as provided above if not paid within 30 days of the date of invoice [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission].

8.	PERMITS AND LICENSES

Buyer will be solely responsible for obtaining any permits and licenses and preparing any necessary paperwork for the export and import of Product to Buyer’s location.

9.	INDEMNITY

Buyer will, at its expense, defend, indemnify and hold Seller and its Affiliates (as defined below), employees and agents harmless from any and all Loss incurred [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission].

“Loss” means any liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim. “Loss” shall not include any indirect, punitive or consequential damages, including, without limitation, lost profits.

10.	INDEPENDENT CONTRACTOR

This Agreement shall not constitute or give rise to a partnership, joint venture or other affiliation between the parties. All activities of Seller under the terms of this Agreement shall be carried on by Seller as an independent contractor and not as an agent for Buyer. Seller shall have no right to obligate or bind Buyer in any manner, and Seller agrees not to make any representation to any person to the contrary.

11.	GOVERNING LAW; JURISDICTION

THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

12.	NON-WAIVER

The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

13.	NO THIRD PARTY BENEFICIARIES

This Agreement is solely for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Seller under this Agreement, and for the benefit of Seller, and its respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

14.	ASSIGNMENT

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except that, in any case, the assignee shall assume in writing the obligations of the assigning party.

15.	NOTICES

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: a) personal delivery, or b) overnight delivery service. Notices shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

If to Seller to: If to Buyer to:

[Confidential treatment requested - the omitted information has been filed separately with the Securities and Exchange Commission]

with a copy to:

[Confidential treatment requested - the omitted information has been filed separately with the Securities and Exchange Commission]

Security With Advanced Technology, Inc.
10855 Dover Street, Suite 1000
Westminster, Colorado 80021-3936
Fax No.: (303) 439-0414
Attention: Jeffrey G. McGonegal

with a copy to:

Brownstein Hyatt Farber Schreck, P.C.
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Fax No.: (303) 223-1111
Attention: Adam J. Agron

All such notices, requests, demands, waivers and communications shall be deemed received i) in the case of personal delivery, upon actual receipt thereof by the addressee, or ii) in the case of overnight delivery, on the business day following delivery to the overnight delivery service.

16.	CONFIDENTIAL INFORMATION

Except as provided below, all information disclosed between the parties pursuant to, or relating to any provision of, this Agreement, including information relating to third parties (including Buyer’s customers), is deemed confidential (“Confidential Information”). A party receiving Confidential Information (the “Receiving Party”) will not use such information for any purpose other than for which it was disclosed and shall prevent the disclosure to third parties of any and all Confidential Information provided that the Receiving Party’s obligation hereunder shall not apply to information that:

a)	is already in the Receiving Party’s possession at the time of disclosure thereof;

b)	is or subsequently becomes part of the public domain through no action of the Receiving Party;

c)	is subsequently received by the Receiving Party from a third party having no obligation of confidentiality to the party disclosing the confidential information;

d)	is disclosed to third parties as required by law; or

e)	is delivered to customers of Buyer’s business in the context of understanding the nature of the sale of the business; provided that, such communication to customers may not occur without the prior written consent of Seller.

17.	INSURANCE

Buyer shall within 45 days of the Effective Date of this Agreement or upon first shipment of the Products by Buyer to its customers, (whichever shall first occur) obtain and maintain during the Term of this Agreement and for six years thereafter, at its own expense, Products Liability/Completed Operations insurance, to cover any product defect or liability, with a minimum and aggregate limit of $2,000,000. Such insurance will carry a deductible not to exceed $50,000. Buyer shall cause the insurance company issuing such policy to issue a certificate to Seller which (i) confirms that such policies have been issued and are in full force and effect providing coverage of Seller as required by this paragraph; (ii) states the amount of the deductible for each such policy; and (iii) confirms that before any cancellation or material change in coverage of any such policy, the insurance company shall give Seller thirty (30) days prior written notice of such proposed cancellation or material change. Such insurance company shall have a rating of at least [A-:IX], as published by Best’s Insurance Reports. Buyer shall name Seller as an additional insured under such insurance policies.

18.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

19.	SEVERABILITY

Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

20.	COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

21.	ARBITRATION

a)	All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination thereof shall be submitted to arbitration pursuant to the following procedure:

(i)	Either party may demand arbitration after a controversy arises, which arbitration shall be submitted to, and conducted under the auspices of the American Arbitration Association, by a panel of three (3) Arbitrators (one of whom shall be selected by Seller, one of whom shall be selected by Buyer and the third shall be selected by mutual agreement of the arbitrators so selected).

(ii)	Each party shall bear its own arbitration costs and expenses.

(iii)	The arbitration hearing [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission], and the laws of evidence of the State of Delaware shall govern the presentation of evidence therein.

(iv)	An award rendered by the arbitrator(s) appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by any court, state or federal, having jurisdiction.

b)	The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative tribunal with respect to any controversy or dispute arising under this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

c)	Nothing herein contained shall be deemed to give the arbitrators any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

d)	The arbitrators shall not be authorized to award punitive or consequential damages or attorneys’ fees. Nothing in this Section shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration.

*  *  *  *

IN WITNESS WHEREOF, Seller and Buyer have executed this Supply Agreement as of the Effective Date.

SELLER:

[Confidential treatment requested - the omitted information has been filed separately with the Securities and Exchange Commission]

BUYER:

Security With Advanced Technology, Inc.

By: /s/ Scott Sutton
Name: Scott Sutton
Title: CEO and President